Exhibit 16.1

July 26, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Fieldpoint Petroleum Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K dated July 19, 2019, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Moss Adams LLP